                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                               -----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                               (Amendment No. 2)*

                                 Careside, Inc.
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                                (Name of Issuer)

                     Common Stock, par value $.01 per share
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                         (Title of Class of Securities)

                                     141728
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                                 (CUSIP Number)

                             Julia D. Corelli, Esq.
                               Pepper Hamilton LLP
                              3000 Two Logan Square
                           Eighteenth and Arch Streets
                             Philadelphia, PA 19103
                                  (215)981-4325
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          (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                 June 16, 1999
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            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [   ]     Rule 13d-1(b)
     [   ]     Rule 13d-1(c)
     [X  ]     Rule 13d-1(d)

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*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act. (however, see the Notes).
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CUSIP NO. 141728                      13G                     Page 2 of 5 Pages


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1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS


     W. Vickery Stoughton
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
     N/A
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3.   SEC USE ONLY


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4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     United States of America
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  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           446,410
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          N/A
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         446,410
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            N/A
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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     446,410
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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
     N/A
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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     5.7%
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12.  TYPE OF REPORTING PERSON*


     IN
--------------------------------------------------------------------------------
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Item 1 (a). Name of Issuer:

            Careside, Inc. (the "Issuer")

Item 1(b).  Address of Issuer's Principal Executive Offices:

            6100 Bristol Parkway
            Culver City, CA 90230

Item 2(a).  Name of Person Filing:

            W. Vickery Stoughton

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            c/o Careside, Inc.
            6100 Bristol Parkway
            Culver City, CA 90230

Item 2(c).  Citizenship

            United States of America

Item 2(d).  Title of Class of Securities.

            Common Stock, par value $.01 per share ("Common Stock")

Item 2(e).  CUSIP Number

            141728

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

        N/A

Item 4. Ownership

        (a) Amount beneficially owned:

            446,410

        (b) Percent of class:

            5.7%
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     (c) Number of shares as to which such person has:

         (i)   Sole power to vote or to direct the vote:

               446,410

         (ii)  Shared power to vote or to direct the vote:

               N/A

         (iii) Sole power to dispose or to direct the disposition of:

               446,410

         (iv)  Shared power to dispose or to direct the disposition of:

               N/A

Item 5.  Ownership of Five Percent of Less of a Class

         N/A

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         N/A

Item 8.  Identification and Classification of Members of the Group.

         N/A

Item 9.  Notice of Dissolution of Group.

         N/A

Item 10. Certification

         N/A

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                     ---------------------------------------
                                     Date: February 10, 2000

                                     /s/ W. Vickery Stoughton
                                     ---------------------------------------
                                     (SIGNATURE)

                                     ---------------------------------------
                                     Title: Chairman of the Board and Chief
                                             Financial Officer